EXHIBIT 4.1

EXERCISABLE ON OR BEFORE 5:00 P.M., CDT, ON                     , 2005 (THE “EXPIRATION TIME”)

Control No.:

Holder of Record:

Number of Shares Available for Purchase:

FCSTONE GROUP, INC.

SUBSCRIPTION RIGHTS FOR COMMON STOCK

Dear Stockholder:

Pursuant to Article IV of the Plan of Conversion of FCStone Group, Inc. (the “Company”), a copy of which was mailed to you as Appendix A to the Company’s Proxy Statement – Prospectus dated                     , 2004, the Company hereby offers to you the right to purchase the number of shares of common stock of the Company available for purchase set forth above at a purchase price of $10.00 per share (the “Subscription Price”). The subscription rights granted hereby are not transferable. This right of subscription may be exercised only by fully completing, executing and returning to the Company in the enclosed envelope the Notice of Exercise of Subscription Rights provided below, which must be received by the Company prior to the Expiration Time and accompanied by a check or money order for the total Subscription Price.

Upon exercise as provided herein and collection by the Company of the Subscription Price paid by you, shares of common stock of the Company will be issued to you. These shares will be identical to those issued to you pursuant to the Plan of Conversion, except that these shares will not be subject to redemption for failure to transact business with or through the Company for a period of two consecutive years. The shares issuable upon exercise are described in the Proxy Statement- Prospectus under the heading “Description of Capital Stock after Restructuring.” If you do not exercise your subscription rights prior to the Expiration Time, they will automatically terminate. The subscription rights must generally be exercised in full, provided that partial exercises are allowed if your subscription is for at least 1,000 shares of common stock.

Sincerely,
FCSTONE GROUP, INC.

By:	/s/ Paul G. Anderson
President and Chief Executive Officer

NOTICE OF EXERCISE OF SUBSCRIPTION RIGHTS

To FCStone Group, Inc.:

Pursuant to Article IV of the Plan of Conversion of the Company, the undersigned hereby irrevocably exercises its right to purchase the number of shares of common stock of the Company indicated below at a purchase price of $10.00 per share (the “Subscription Price”). Enclosed herewith is check or money order for payment in full of the Subscription Price.

Number of Shares Subscribed:	_____________

Subscription Price Paid:	$

By:
Date:

VOID IF NOT RECEIVED BY THE COMPANY WITH PAYMENT

BEFORE 5:00 P.M. CDT ON                     , 2005